Exhibit 4.1

AVISTA CORPORATION TO

CITIBANK, N.A.

As Successor Trustee under Mortgage and Deed of Trust, dated as of June 1, 1939

Sixty-eighth Supplemental Indenture

Providing among other things for a series of bonds designated

"First Mortgage Bonds, Collateral Series 2023A" Due June 8, 2028

Dated as of June 1, 2023

SIXTY-EIGHTH SUPPLEMENTAL INDENTURE

THIS INDENTURE, dated as of the 1st day of June, 2023, between AVISTA CORPORATION (fo1merly known as The Washington Water Power Company), a corporation of the State of Washington, whose post office address is 1411 East Mission Avenue, Spokane, Washington 99202 (the "Company"), and CITIBANK, N.A., formerly First National City Bank (successor by merger to First National City Trust Company, formerly City Bank Farmers Trust Company), a national banking association incorporated and existing under the laws of the United States of America, whose post office address is 388 Greenwich Street, 14th Floor, New York, New York 10013, as trustee (the "Trustee"), under the Mortgage and Deed of Trust, dated as of June 1, 1939 (the "Original Mortgage"), executed and delivered by the Company to secure the payment of bonds issued or to be issued under and in accordance with the provisions thereof, this indenture (this "Sixty-eighth Supplemental Indenture") being supplemental to the Original Mortgage, as heretofore supplemented and amended.

WHEREAS pursuant to a written request of the Company made in accordance with Section 103 of the Original Mortgage, Francis M. Pitt (then Individual Trustee under the Original Mortgage, as theretofore supplemented and amended) ceased to be a trustee thereunder on July 23, 1969, and all of his powers as Individual Trustee have devolved upon the Trustee and its successors alone; and

WHEREAS by the Original Mortgage the Company covenanted that it would execute and deliver such further instruments and do such further acts as might be necessary or proper to carry out more effectually the purposes of the Original Mortgage and to make subject to the lien of the Original Mortgage any property thereafter acquired intended to be subject to the lien thereof; and

WHEREAS the Company has heretofore executed and delivered, in addition to the Original Mortgage, the indentures supplemental thereto and amendatory thereof, and has issued the series of bonds, set forth in Exhibit A hereto (the Original Mortgage, as supplemented and amended by the First through Sixty-seventh Supplemental Indentures and, if the context shall so require, as to be supplemented by this Sixty-eighth Supplemental Indenture, being herein sometimes called the "Mortgage"); and

WHEREAS the Original Mortgage and the First Supplemental Indenture, dated as of October 1, 1952, through the Twenty-fifth Supplemental Indenture, dated as of October 1, 1989, were appropriately filed and recorded in the various official records in the States of Washington, Idaho and Montana, as set forth in such Supplemental Indentures and in the Twenty-sixth Supplemental Indenture, dated as of April 1, 1993; and

WHEREAS for the purpose of confirming or perfecting the lien of the Original Mortgage, as then supplemented and amended, on additional properties of the Company located in the State of Oregon and additional counties in the State of Montana, the Company executed and delivered a Short Form Mortgage and Security Agreement, in multiple counterparts dated as of various dates in 1992, in furtherance of and supplemental to the Original Mortgage, as then supplemented and amended, and such instrument was appropriately filed and recorded in the various official records in Oregon and Montana, as set forth in the aforesaid Twenty-sixth Supplemental Indenture; and

WHEREAS the aforesaid Twenty-sixth Supplemental Indenture through the Twenty-ninth Supplemental Indenture, dated as of December 1, 2001, were appropriately filed and recorded in the various official records in the

States of Washington, Idaho, Montana and Oregon, as set forth in the Twenty-seventh Supplemental Indenture, dated as of January 1, 1994, through the Thirtieth Supplemental Indenture, dated as of May 1, 2002; and

WHEREAS for the purpose of confirming or perfecting the lien of the Original Mortgage, as then supplemented and amended, on all its properties (other than specifically excepted property), including all real properties owned in fee, which were specifically described or referred to in Exhibit B to such instrument, all easements and other interests in and rights to use real property and all equipment and fixtures, the Company executed and delivered an Instrument of Further Assurance, dated as of December 15, 2001, in furtherance of and supplemental to the Original Mortgage, as then supplemented and amended, and such instrument was appropriately filed and recorded in the various official records in the States of Washington, Idaho, Montana and Oregon; and

WHEREAS for the purpose of confirming or perfecting the lien of the Original Mortgage, as then supplemented and amended, on additional properties of the Company located in an additional county in the State of Oregon, the Company executed and delivered a Memorandum of Mortgage and Security Agreement, dated as of May 29, 2003, in furtherance of and supplemental to the Original Mortgage, as then supplemented and amended, and such instrument was appropriately filed and recorded in the various official records in the State of Oregon; and

WHEREAS the aforesaid Thirtieth Supplemental Indenture through the Sixty-sixth Supplemental Indenture, dated as of March 1, 2022, were appropriately filed and recorded in the various official records in the States of Washington, Idaho, Montana and Oregon, as set forth in the Thirty-first Supplemental Indenture, dated as of May 1, 2003, through the Sixty-seventh Supplemental Indenture, dated as of March 1, 2023, and, in the case of said Sixty-sixth Supplemental Indenture, as set forth in Exhibit D hereto; and

WHEREAS the aforesaid Sixty-seventh Supplemental Indenture is being appropriately filed or recorded in the various official records in the States of Washington, Idaho, Montana and Oregon; and

WHEREAS in addition to the property described in the Mortgage the Company has acquired certain other prope1iy, rights and interests in property; and

WHEREAS Section 120 of the Original Mortgage, as heretofore amended, provides that, without the consent of any holders of bonds, the Company and the Trustee, at any time and from time to time, may enter into indentures supplemental to the Original Mortgage for various purposes set forth therein, including, without limitation, to cure ambiguities or correct defective or inconsistent provisions or to make other changes therein that shall not adversely affect the interests of the holders of bonds of any series in any material respect or to establish the form or terms of bonds of any series as contemplated by Article II; and

WHEREAS the Company now desires to create a new series of bonds; and

WHEREAS Section 8 of the Original Mortgage, as heretofore amended, provides that the form of each series of bonds (other than the First Series) issued thereunder and of the coupons to be attached to coupon bonds of such series shall be established by Resolution of the Board of Directors of the Company or by Treasurer's Certificate, or shall be set forth in an indenture supplemental to the Original Mortgage; that the form of such series, as so established, shall specify the descriptive title of the bonds and various other terms thereof; and that such series may also contain such provisions not inconsistent with the provisions of the Mortgage as the Company may, in its discretion, cause to be inserted therein expressing or referring to the terms and conditions upon which such bonds are to be issued and/or secured under the Mortgage; and

WHEREAS the execution and delivery by the Company of this Sixty-eighth Supplemental Indenture and the terms of the Bonds of the Sixty-ninth Series, hereinafter referred to, have been duly authorized by the Board of Directors of the Company by appropriate Resolutions of said Board of Directors, and all things necessary to make this Sixty-eighth Supplemental Indenture a valid, binding and legal instrument have been performed;

NOW, THEREFORE, THIS INDENTURE WITNESSETH: That the Company, in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, hereby confirms the estate, title and rights of the Trustee (including, without limitation, the lien of the Mortgage on the property of the Company subjected thereto, whether now owned or hereafter acquired) held as security for the payment of both the principal of and interest and premium, if any, on the bonds from time to time issued under the Mortgage according to their tenor and effect and the performance of all the provisions of the Mortgage and of such bonds, and, without limiting the generality of the foregoing, hereby confirms the grant, bargain, sale, release, conveyance, assignment, transfer, mortgage, pledge, setting over and confirmation unto the Trustee, contained in the Mortgage, of all the following described properties of the Company, whether now owned or hereafter acquired, namely:

All of the property, real, personal and mixed, of every character and wheresoever situated (except any hereinafter or in the Mortgage expressly excepted) which the Company now owns or, subject to the provisions of Section 87 of the Original Mortgage, may hereafter acquire prior to the satisfaction and discharge of the Mortgage, as fully and completely as if herein or in the Mortgage specifically described, and including (without in anywise limiting or impairing by the enumeration of the same the scope and intent of the foregoing or of any general description contained in Mortgage) all lands, real estate, easements, servitudes, rights of way and leasehold and other interests in real estate; all rights to the use or appropriation of water, flowage rights, water storage rights, flooding rights, and other rights in respect of or relating to water; all plants for the generation of electricity, power houses, dams, dam sites, reservoirs, flumes, raceways, diversion works, head works, waterways, water works, water systems, gas plants, steam heat plants, hot water plants, ice or refrigeration plants, stations, substations, offices, buildings and other works and structures and the equipment thereof and all improvements, extensions and additions thereto; all generators, machinery, engines, turbines, boilers, dynamos, transformers, motors, electric machines, switchboards, regulators, meters, electrical and mechanical appliances, conduits, cables, pipes and mains; all lines and systems for the transmission and distribution of electric current, gas, steam heat or water for any purpose; all towers, mains, pipes, poles, pole lines, conduits, cables, wires, switch racks, insulators, compressors, pumps, fittings, valves and connections; all motor vehicles and automobiles; all tools, implements, apparatus, furniture, stores, supplies and equipment; all franchises (except the Company's franchise to be a corporation), licenses, permits, rights, powers and privileges; and (except as herein after or in the Mortgage expressly excepted) all the right, title and interest of the Company in and to all other property of any kind or nature.

The Company hereby acknowledges that, as of the date of this Sixty-eighth Supplemental Indenture, the real property located in the State of Washington, taken as a whole, that is so conveyed or intended to be so conveyed under the Mortgage is not used principally for agricultural purposes.

The property so conveyed or intended to be so conveyed under the Mortgage shall include, but shall not be limited to, the property set forth in Exhibit B hereto, the particular description of which is intended only to aid in the identification thereof and shall not be construed as limiting the force, effect and scope of the foregoing.

TOGETHER WITH all and singular the tenements, hereditaments and appurtenances belonging or in anywise appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of Section 57 of the Original Mortgage) the tolls, rents, revenues, issues, earnings, income, product and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid property and franchises and every part and parcel thereof.

THE COMPANY HEREBY CONFIRMS that, subject to the provisions of Section 87 of the Original Mortgage, all the property, rights, and franchises acquired by the Company after the date of the Original Mortgage (except any in the Mortgage expressly excepted) are and shall be as fully embraced within the lien of the Mortgage as if such property, rights and franchises had been owned by the Company at the date of the Original Mortgage and had been specifically described therein.

PROVIDED THAT the following were not and were not intended to be then or now or hereafter granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, pledged, set over or confirmed under the Mortgage and were, are and shall be expressly excepted from the lien and operation of the Mortgage namely: (1) cash, shares of stock and obligations (including bonds, notes and other securities) not hereafter specifically pledged, paid, deposited or delivered under the Mortgage or covenanted so to be; (2) merchandise, equipment, materials or supplies held for the purpose of sale in the usual course of business or for consumption in the operation of any properties of the Company; (3) bills, notes and accounts receivable, and all contracts, leases and operating agreements not specifically pledged under the Mortgage or covenanted so to be; (4) electric energy and other materials or products generated, manufactured, produced or purchased by the Company for sale, distribution or use in the ordinary course of its business; and (5) any property heretofore released pursuant to any provisions of the Mortgage and not heretofore disposed of by the Company; provided, however, that the property and rights expressly excepted from the lien and operation of the Mortgage in the above subdivisions (2) and (3) shall (to the extent permitted by law) cease to be so excepted in the event that the Trustee or a receiver or trustee shall enter upon and take possession of the Mortgaged and Pledged Property in the manner provided in Article XII of the Original Mortgage by reason of the occurrence of a Completed Default as defined in said Article XII.

TO HAVE AND TO HOLD all such properties, real, personal and mixed, granted, bargained, sold, released, conveyed, assigned, transfe1Ted, mo1igaged, pledged, set over or confirmed by the Company in the Mortgage as aforesaid, or intended so to be, unto the Trustee, and its successors, heirs and assigns forever.

IN TRUST NEVERTHELESS, for the same purposes and upon the same te1ms, trusts and conditions and subject to and with the same provisos and covenants as set forth in the Mortgage, this Sixty-eighth Supplemental Indenture being supplemental to the Mortgage.

AND IT IS HEREBY FURTHER CONFIRMED by the Company that all the terms, conditions, provisions, covenants and provisions contained in the Mortgage shall affect and apply to the property in the Mortgage described and conveyed, and to the estates, rights, obligations and duties of the Company and the Trustee and the beneficiaries of the trust with respect to said property, and to the Trustee and its successors in the trust, in the same manner and with the same effect as if the said property had been owned by the Company at the time of the execution of the Original Mortgage, and had been specifically and at length described in and conveyed to said Trustee by the Original Mortgage as a part of the property therein stated to be conveyed.

The Company further covenants and agrees to and with the Trustee and its successor or successors in such trust under the Mortgage, as follows:

ARTICLE I

Sixty-ninth Series of Bonds

SECTION 1. (I) There shall be a series of bonds designated "First Mortgage Bonds, Collateral Series 2023A" (herein sometimes referred to as the "Bonds of the Sixty-ninth Series"), each of which shall also bear the descriptive title First Mortgage Bond, and the form thereof is set forth on Exhibit C hereto. The Bonds of the Sixty-ninth Series shall be issued as fully registered bonds in denominations of One Thousand Dollars and, at the option of the Company, any amount in excess thereof (the exercise of such option to be evidenced by the execution and delivery thereof) and shall be dated as in Section 10 of the Original Mortgage provided.

(II) The Bonds of the Sixty-ninth Series shall have the following terms and characteristics:

a)
the Bonds of the Sixty-ninth Series shall be initially authenticated and delivered under the Mortgage in the aggregate principal amount of $500,000,000;

b)
the principal of the Bonds of the Sixty-ninth Series shall (unless theretofore paid) be payable on the Stated Maturity Date (as hereinafter defined);
c)
the Bonds of the Sixty-ninth Series shall bear interest at the rate of twelve per centum (12%) per annum; interest on the Bonds of the Sixty-ninth Series shall accrue from and including June 8, 2023, except as otherwise provided in the form of bond attached hereto as Exhibit C; interest on the Bonds of the Sixty-ninth Series shall be payable on each Interest Payment Date and at Maturity (as each of such terms is hereinafter defined); and interest on the Bonds of the Sixty-ninth Series during any period for which payment is made shall be computed in accordance with the Credit Agreement (as hereinafter defined);
d)
the principal of and premium, if any, and interest on each Bond of the Sixty-ninth Series payable at Maturity shall be payable to the registered owner thereof upon presentation thereof at the office or agency of the Company in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts. The interest on each Bond of the Sixty-ninth Series (other than interest payable at Maturity) shall be payable, in similar coin or currency, directly to the registered owner thereof in the manner provided for payments under the Credit Agreement;
e)
the Bonds of the Sixty-ninth Series shall not be redeemable, in whole or in part, at the option of the Company;
f)
(i) the Bonds of the Sixty-ninth Series are to be issued and delivered to the Administrative Agent (as hereinafter defined) in order to provide the benefit of the lien of the Mortgage as security for the obligation of the Company under the Credit Agreement to pay the Obligations (as hereinafter defined),to the extent and subject to the limitations set forth in clauses (iii) and (iv) of this subdivision;

(ii) upon the earliest of (A) the occurrence of an Event of Default (as hereinafter defined) under the Credit Agreement, other than an Event of Default referred to in clause (B) below, and further upon the condition that, in accordance with the terms of the Credit Agreement, (1) the Commitments (as hereinafter defined) shall have been or shall have terminated and any Loans (as hereinafter defined) shall have been declared to be or shall have otherwise become due and payable immediately, (2) the Administrative Agent shall have demanded that the Company provide cash collateral in the amount of the total LC Exposure (as hereinafter defined), if any, and (3) the Administrative Agent shall have delivered to the Company a notice demanding redemption of the Bonds of the Sixty-ninth Series which notice states that it is being delivered pursuant to Article VII of the Credit Agreement; (B) the occurrence of an Event of Default under paragraph (g) or (h) of Article VII of the Credit Agreement; and (C) the Stated Maturity Date, then all Bonds of the Sixty-ninth Series shall be redeemed or paid immediately at the principal amount thereof plus accrued interest to the date of redemption or payment;

(iii) the obligation of the Company to pay the accrued interest on Bonds of the Sixty-ninth Series on any Interest Payment Date prior to Maturity (A) shall be deemed to have been satisfied and discharged in full in the event that all amounts then due in respect of the Obligations shall have been paid or (B) shall be deemed to remain unsatisfied in an amount equal to the aggregate amount then due in respect of the Obligations and remaining unpaid (not in excess, however, of the amount othe1wise then due in respect of interest on the Bonds of the Sixty-ninth Series);

(iv) the obligation of the Company to pay the principal of and accrued interest on Bonds of the Sixty-ninth Series at or after Maturity (A) shall be deemed to have been satisfied and discharged in full in the event that (1) all amounts then due in respect of the Obligations shall have been paid and (2) no Letter of Credit (as hereinafter defined) shall remain outstanding (or all outstanding Letters of Credit shall have been cash collateralized in full pursuant to the terms of the Credit Agreement) or (B) shall be deemed to remain unsatisfied in an amount equal to the sum of (1) the aggregate amount then due in respect of the Obligations and remaining unpaid plus (2) the aggregate stated amount of all outstanding Letters of Credit to the extent that such Letters of Credit have not been cash collateralized pursuant to the terms of the Credit Agreement (not in excess, however, of the amount otherwise then due in respect of principal of and accrued interest on the Bonds of the Sixty-ninth Series); and

(v) the Trustee shall be entitled to presume that the obligation of the Company to pay the principal of and interest on the Bonds of the Sixty-ninth Series as the same shall become due and payable shall have been fully satisfied and discharged unless and until it shall have received a written notice from the Administrative Agent, signed by an authorized officer thereof, stating that the principal of and/or interest on the Bonds of the Sixty-ninth Series has become due and payable and has not been fully paid, and specifying the amount of funds required to make such payment;

g.
no service charge shall be made for the registration of transfer or exchange of Bonds of the Sixty-ninth Series;

h.
in the event of an application by the Administrative Agent for a substituted Bond of the Sixty-ninth Series pursuant to Section 16 of the Original Mortgage the Administrative Agent shall not be required to provide any indemnity or pay any expenses or charges as contemplated in said Section 16;

i.
if the Expiration Date (as hereinafter defined) shall have been extended pursuant to any provision of the Credit Agreement, and if the Company shall have furnished to the Trustee written evidence of such extension, executed by the Administrative Agent, the Stated Maturity Date shall, without further act, be deemed to have been extended to the Expiration Date (as so extended); provided, however, that in no event shall the Stated Maturity Date be so extended beyond December 31, 2050; and.
j.
the Bonds of the Sixty-ninth Series shall have such other terms as are set forth in the form of bond attached hereto as Exhibit C.

Anything in this Sixty-eighth Supplemental Indenture or in the Bonds of the Sixty-ninth Series to the contrary notwithstanding, if, at the time of the Maturity of the Bonds of the Sixty-ninth Series, the stated aggregate principal amount of the Bonds of the Sixty-ninth Series then Outstanding shall exceed the aggregate amount of the Commitments (provided, that the aggregate amount of the Commitments shall be determined without regard to any termination of the Commitments at such time or pursuant to Section 2.10(a) or Article VII of the Credit Agreement), the aggregate principal amount of the Bonds of the Sixty-ninth Series shall be deemed to have been reduced by the amount of such excess.

(III) For all purposes of this Article I, except as otherwise expressly provided or unless the context otherwise requires, the te1ms defined below shall have the meanings specified:

"Administrative Agent" means MUFG Bank, Ltd. (as successor by appointment to MUFG Union Bank, N.A.), in its capacity as Administrative Agent under the Credit Agreement, together with its successors and assigns in such capacity.

"Bond Delivery Agreement" means the Bond Delivery Agreement, dated as of June 8, 2023, between the Company and the Administrative Agent, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

" Commitments" shall have the meaning specified in the Credit Agreement.

"Credit Agreement" means the Credit Agreement, dated as of February 11, 2011, among the Company, the lenders named therein and from time to time party thereto, KeyBank National Association, as a Co-Documentation Agent, U.S. Bank National Association, as a Co-Documentation Agent and an Issuing Bank, Wells Fargo Bank, National Association, as Syndication Agent and an Issuing Bank, and MUFG Bank, Ltd. (as successor by appointment to MUFG Union Bank, N.A.), as Administrative Agent and an Issuing Bank; as such Credit Agreement was amended, supplemented or otherwise modified by that certain First Amendment to Credit Agreement and Waiver Thereunder, dated as of December 14, 2011, among the Company, the lenders party thereto, Wells Fargo Bank, National Association, as an Issuing Bank, and MUFG Union Bank, N.A. (formerly known as Union Bank, N.A.), as Administrative Agent and an Issuing Bank; as such Credit Agreement was further amended, supplemented or otherwise modified by that certain Second Amendment to Credit Agreement, dated as of April 18, 2014,among the Company, the lenders party thereto, Wells Fargo Bank, National Association, as an Issuing Bank, and MUFG Union Bank, N.A. (formerly known as Union Bank, N.A.), as Administrative Agent and an Issuing Bank; as such Credit Agreement was further amended, supplemented or otherwise modified by that certain letter agreement entitled "Extension of Expiration Date of Credit Facility", dated May 16, 2016, by MUFG Union Bank, N.A. (formerly known as Union Bank, N.A.), as Administrative Agent, to the Company; as such Credit Agreement was fm1her amended, supplemented or otherwise modified by that certain Third Amendment to Credit Agreement, dated as of June 4, 2020, among the Company, the lenders party thereto, U.S. Bank National Association, as an Issuing Bank, Wells Fargo Bank, National Association, as an Issuing Bank and MUFG Union Bank, N.A. (formerly known as Union Bank, N.A.), as Administrative Agent and an Issuing Bank; as such Credit Agreement was further amended, supplemented or otherwise modified by that certain Fourth Amendment to Credit Agreement, dated as of June 4, 2021, among the Company, the lenders party thereto, U.S. Bank National Association, as an Issuing Bank, Wells Fargo Bank, National Association, as an Issuing Bank, and MUFG Union Bank, N.A. (formerly known as Union Bank, N.A.), as Administrative Agent and an Issuing Bank; as such Credit Agreement was further amended, supplemented or otherwise modified by that certain Fifth Amendment to Credit Agreement, dated as of June 8, 2023, among the Company, the lenders party thereto, U.S. Bank National Association, as an Issuing Bank, Wells Fargo Bank, National Association, as an Issuing Bank, and MUFG Bank, Ltd. (as successor by appointment to MUFG Union Bank, N.A.), as Administrative Agent and an Issuing Bank; and as such Credit Agreement may be further amended, amended and restated, supplemented or otherwise modified from time to time after the date of this Sixty-eighth Supplemental Indenture.

"Event of Default" shall have the meaning specified in the Credit Agreement.

"Expiration Date" shall have the meaning specified in the Credit Agreement.

"Interest Payment Date" means each March 31, June 30, September 30 and December 31, commencing on June 30, 2023.

"LC Exposure" shall have the meaning specified in the Credit Agreement. "Letter of Credit" shall have the meaning specified in the Credit Agreement.

" Loans" shall have the meaning specified in the Credit Agreement.

"Maturity" means the date on which the principal of the Bonds of the Sixty-ninth Series becomes due and payable, whether at stated maturity, upon redemption or acceleration, or otherwise.

" Obligations" shall have the meaning specified in the Bond Delivery Agreement.

"Stated Maturity Date" means June 8, 2028 or such later date to which such date shall have been extended as provided in subsection II(i) above.

A copy of the Credit Agreement is on file at the office of the Administrative Agent at 1221 Avenue of the Americas, New York, NY 10020 and at the office of the Company at 1411 East Mission Avenue, Spokane, WA 99202.

ARTICLE II

Outstanding Bonds

Upon the delivery of this Sixty-eighth Supplemental Indenture, Bonds of the Sixty-ninth Series in an aggregate principal amount of $500,000,000 are to be issued and will be Outstanding, in addition to $2,557,200,000 aggregate principal amount of bonds of prior series Outstanding at the date of delivery of this Sixty-eighth Supplemental Indenture (which amount excludes $400,000,000 in aggregate principal amount of First Mortgage Bonds, Collateral Series 2020A that are to be retired simultaneously with the issuance and delivery of the Bonds of the Sixty-ninth Series); it being understood that, subject to the provisions of the Mortgage, there shall be no limit on the principal amount of bonds that may be authenticated and delivered under the Mortgage.

ARTICLE III

Amendment of Mortgage

SECTION 1. Section 1 of A1ticle IV of the Sixty-sixth Supplemental Indenture, dated as of March 1, 2022, is hereby amended to change the incorrect reference to the Bonds of the Sixth-sixth Series to the Bonds of the Sixty-seventh Series.

ARTICLE IV

Prospective Amendments of Original Mortgage

SECTION 1. Each initial and subsequent holder of Bonds of the Sixty-ninth Series, by virtue of its acquisition of an interest therein, shall be deemed, without further act, to have consented to the amendments of the Original Mortgage, as heretofore amended, contemplated in Article III of the Fifty-eighth Supplemental Indenture, dated as of December 1, 2015, and set forth in Exhibit E(l) thereto, as amended in Section 2 of Article III of the Sixtieth Supplemental Indenture, dated as of December 1, 2017, in Exhibits E(2) and E(3) to such Fifty-eighth Supplemental Indenture and in Exhibits E(l), E(2) and E(3) to the Sixty-sixth Supplemental Indenture, dated as of March 1, 2022.

ARTICLE V

Miscellaneous Provisions

SECTION 1. The terms defined in the Original Mortgage shall, for all purposes of this Sixty-eighth Supplemental Indenture, have the meanings specified in the Original Mortgage.

SECTION 2. The Trustee hereby confirms its acceptance of the trusts in the Original Mortgage declared, provided, created or supplemented and agrees to perform the same upon the terms and conditions in the Original Mortgage set forth, including the following:

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Sixty-eighth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely. Each and every term and condition contained in Article XVI of the Original Mortgage shall apply to and form part of this Sixty-eighth Supplemental Indenture with the same force and effect as if the same were herein set forth in full, with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this Sixty-eighth Supplemental Indenture.

SECTION 3. Whenever in this Sixty-eighth Supplemental Indenture either of the parties hereto is named or referred to, this shall, subject to the provisions of Articles XV and XVI of the Original Mortgage, be deemed to include the successors and assigns of such patty, and all the covenants and agreements in this Sixty-eighth Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustee, or either of them, shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such patties, whether so expressed or not.

SECTION 4. Nothing in this Sixty-eighth Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the holders of the bonds Outstanding under the Mortgage, any right, remedy or claim under or by reason of this Sixty-eighth Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Sixty-eighth Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto and the holders of the bonds Outstanding under the Mortgage.

SECTION 5. This Sixty-eighth Supplemental Indenture shall be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

SECTION 6. The titles of the several Articles of this Sixty-eighth Supplemental Indenture shall not be deemed to be any part thereof.

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IN WITNESS WHEREOF, on the 8th day of June, 2023, AVISTA CORPORATION has caused its corporate name to be hereunto affixed, and this instrument to be signed by its President or one of its Vice Presidents for and on its behalf, in The City of Spokane, Washington, as of the day and year first above written, and on the day of June, 2023, CITIBANK, N.A., has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by its President or one of its Vice Presidents or one of its Senior Trust Officers or one of its Trust Officers for and on its behalf, in The City of New York, New York, all as of the day and year first above written.

AVISTA CORPORATION

By:	/s/ Kevin J. Christie
Name:	Kevin J. Christie
Title:	Senior Vice President, Chief Financial Officer, Treasurer and Regulatory Affairs Officer

CITIBANK, N.A, as Trustee

By:	/s/ Eva Waite
Name:	Eva Waite
Title:	Senior Trust Officer

12

STATE OF WASHINGTON )

) ss.:

COUNTY OF SPOKANE )

On this 8th day of June, 2023, before me personally appeared Kevin J. Christie, personally known to me to be a Senior Vice President, the Chief Financial Officer, the Treasurer and the Regulatory Affairs Officer of AVISTA CORPORATION, one of the corporations that executed the within and foregoing supplemental indenture, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

/s/ Debbie Deubel
Notary Public

DEBBIE DEUBEL

Notary Public

State of Washington

Commission Expires May 9, 2025

STATE OF NEW YORK )

) ss.:

COUNTY OF NEW YORK )

On this 2nd day of June, 2023 before me, the undersigned, a Notary Public in and for the State of New York, personally appeared Eva Waite, personally known to me to be a Senior Trust Officer of CITIBANK, N.A., whose name is subscribed to the within and foregoing supplemental indenture, and acknowledged that she executed such instrument in her capacity as such Senior Trust Officer and that, by her signature on such instrument, Citibank, N.A., as trustee, on whose behalf said Eva Waite acted, executed such instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official- seal the day and year first above written.

/s/ Peter J. Lopez
Notary Public

PETER J. Lopez

Notary Public State of New York

No 01LO6117957

Qualified in Suffolk County

Commission Expires November 1, 2024

EXHIBIT A

MORTGAGE, SUPPLEMENTAL INDENTURES AND SERIES OF BONDS

MORTGAGE OR SUPPLEMENTAL INDENTURE	DATED AS OF	SERIES		PRINCIPAL AMOUNT ISSUED	PRINCIPAL AMOUNT OUTSTANDING
		NO.	DESIGNATION
Original	June 1, 1939	1	3-1/2% Series due 1964	$22,000,000	None
1	October 1, 1952	2	3-1/2% Series due 1982 (changed to 3-3/4% in Twelfth Supplemental Indenture)	30,000,000	None
2	May 1, 1953	3	3-7/8% Series due 1983	10,000,000	None
3	December 1, 1955		None
4	March 15, 1957		None
5	July 1, 1957	4	4-7/8% Series due 1987	30,000,000	None
6	January 1, 1958	5	4-1/8% Series due 1988	20,000,000	None
7	August 1, 1958	6	4-3 /8% Series due 1988	15,000,000	None
8	January 1, 1959	7	4-3/4% Series due 1989	15,000,000	None
9	January 1, 1960	8	5-3/8% Series due 1990	10,000,000	None
10	April 1, 1964	9	4-5 /8% Series due 1994	30,000,000	None
11	March 1,1965	10	4-5/8% Series due 19 95	10,000,000	None
12	May 1, 1966		None
13	August 1, 1966	11	6% Series due 1996	20,000,000	None
14	April 1, 1970	12	9-1/4% Series due 2000	20,000,000	None
15	May 1, 1973	13	7-7/8% Series due 2003	20,000,000	None
16	February 1, 1975	14	9-3/8% Series due 2005	25,000,000	None
17	November 1, 1976	15	8-3/4% Series due 2006	30,000,000	None
18	June 1, 1980		None

19	January 1, 1981	16	14-1 /8% Series due 1991	40,000,000	None
			Subtotals	$347,000,000	None

MORTGAGE OR SUPPLEMENTAL INDENTURE	DATED AS OF	SERIES		PRINCIPAL AMOUNT ISSUED	PRINCIPAL AMOUNT OUTSTANDING
		NO.	DESIGNATION
20	August 1, 1982	17	15-3/4% Series due 1990- 1992	$60,000,000	None
21	September 1, 1983	18	13-1/2% Series due 2013	60,000,000	None
22	March 1, 1984	19	13-1/4% Series due 1994	60,000,000	None
23	December l , 1986	20	9-1/4% Series due 2016	80,000,000	None
24	January 1, 1988	2 1	I0-3/8% Series due 2018	50,000,000	None
25	October I, 1989	22	7-1/8% Series due 2013	66,700,000	None
		23	7-2/5% Series due 2016	17,000,000	None
26	April 1, 1993	24	Secured Medium -Term Notes, Series A ($250,000,000 authorized)	250,000,000	13,500,000
27	January 1, 1994	25	Secured Medium-Term Notes, Series B ($250,000,000 authorized)	161,000 ,000	None
28	September 1, 2001	26	Collateral Series due 2002	220,000,000	None
29	December 1, 200l	27	7.75% Series due 2007	150,000,000	None
30	May 1, 2002	28	Collateral Series due 2003	225,000,000	None
31	May 1, 2003	29	Collateral Series due 2004	245,000,000	None
32	September 1, 2003	30	6.125% Series due 2013	45,000,000	None
33	May 1, 2004	31	Collateral Series due 2005	350,000,000	None
34	November 1, 2004	32	5.45% Series due 20 19	90,000,000	None
35	December 1, 2004	33	Collateral Series 2004A	88,850,000	25,000,000
36	December 1, 2004	34	Collateral Series 2004B	66,700,000	None
		35	Collateral Series 2004C	17,000,000	None
37	December l , 2004	36	Collateral Series 2004D	350,000,000	None
38	May 1, 2005	37	Collateral Series 2005B	66,700,000	None
		38	Collateral Series 2005C	17,000,000	None
39	November 1, 2005	39	6.25% Series due 2035	l 00,000,000	I00,000,000

	50,000,000	50,000,000
Subtotals	$2,885,950,000	$188,500,000

MORTGAGE OR SUPPLEMENTAL INDENTURE	DATED AS OF	SERIES		PRINCIPAL AMOUNT ISSUED	PRINCIPAL AMOUNT OUTSTANDING
		NO.	DESIGNATION
40	April 1, 2006	40	Collateral Series due 2011	$320,000,000	None
41	December 1, 2006	41	5.70% Series due 2037	150,000,000	150,000,000
42	April 1, 2008	42	5.95% Series due 2018	250,000,000	None
43	November 1, 2008	43	Collateral Series 2008A	200,000,000	None
44	December 1, 2008	44	7.25% Series due 2013	30,000,000	None
45	December I, 2008	45	Collateral Series 2008B	17,000,000	None
46	September 1, 2009	46	5.125% Series due 2022	250,000,000	None
47	November I, 2009	47	Collateral Series 2009A	75,000,000	None
48	December I, 2010	48	Collateral Series 2010A	66,700,000	66,700,000
		49	Collateral Series 2010B	17,000,000	17,000,000
49	December 1, 2010	50	3.89% Series due 2020	52,000,000	None
		51	5.55% Series due 2040	35,000,000	35,000,000
50	December 1, 2010	52	1.68% Series due 2013	50,000,000	None
51	February 1, 2011	53	Collateral Series 2011A	400,000,000	None
52	August 1, 2011		None
53	December 1, 2011	54	4.45% Series due 2041	85,000,000	85,000,000
54	November 1, 2012	55	4.23% Series due 2047	80,000,000	80,000,000
55	August 1, 2013	56	Collateral Series 2013A	90,000,000	None
56	April 1, 2014	57	Collateral Series 2014A	400,000,000	None
57	December 1, 2014	58	4.11% Series due 2044	60,000,000	60,000,000
58	December 1, 2015	59	4.37% Series due 2045	100,000,000	100,000 ,000
59	December 1, 2016	60	3.54% Series due 2051	175,000,000	175,000,000
60	December 1, 2017	61	3.91% Series due 2047	90,000,000	90,000,000
61	May 1, 2018	62	4.35% Series due 2048	375,000,000	375,000,000
62	November 1, 2019	63	3.43% Series due 2049	180,000,000	180,000,000
63	June 1, 2020	64	Collateral Series 2020A	400,000,000	400,000,000[1]
			Subtotals	$3,947,700,000	$1,813,700,000

1 To be retired in connection with the delivery of $500,000,000 of First Mortgage Bonds, Collateral Series 2023A.

MORTGAGE OR SUPPLEMENTAL INDENTURE	DATED AS OF	SERIES		PRINCIPAL AMOUNT ISSUED	PRINCIPAL AMOUNT OUTSTANDING
		NO.	DESIGNATION
64	September 1, 2020	65	3.07% Series due 2050	165,000,000	165,000,000
65	September 1, 2021	66	2.90% Series due 2051	140,000,000	140,000,000
66	March 1, 2022	67	4.00% Series due 2052	400,000,000	400,000,000
67	March 1, 2023	68	5.66% Series due 2053	250,000,000	250,000,000
Subtotals $955,000,000 Totals $8,135,650.000					$955,000,000 $2,957,200,000

EXHIBIT B

PROPERTY ADDITIONS

First

THE ADDITIONAL ELECTRIC SUBSTATIONS AND SUBSTATION SITES of

the Company, in the State of Washington, including all buildings, structures, towers, poles, equipment, appliances and devices for transforming, converting and distributing electric energy, and the lands of the Company on which the same are situated and all of the Company's real estate and interests therein, machinery, equipment, appliances, devices, appurtenances and supplies, franchises, permits and other rights and other property forming a part of said substations or any of them, or used or enjoyed or capable of being used or enjoyed in connection with any thereof, including, but not limited to, the following situated in the State of Idaho, to wit:

Kootenai County, Idaho, "Wyoming Rd Substation", granted by Jacklin Land Company, LLLP, an Idaho Limited Liability Limited Partnership, who acquired title as Jacklin Land Company Limited Partnership, an Idaho Limited Partnership, does hereby grant, bargain, sell and convey unto the following described premises, in Kootenai County, Idaho, to wit:

A portion of the Northwest Quarter of Section 18, Township 51 North, Range 4 West of the Boise Meridian, Kootenai County, Idaho, described as follows:

Beginning at a rebar monument at the intersection between the easterly line of said Northwest Quarter and the northerly right-of-way line of the Union Pacific Railroad, said point bears South 0°24' 35" West 845.12 feet from the northeast corner of said Northwest Quarter;

Thence North 0°24' 35" East along said easterly line 500.00 feet to a point on a line parallel with and 407.81 feet perpendicular no1ihwesterly from said northerly right-of-way line, said point marked with a rebar monument;

Thence South 55°03'27" West along said parallel line 165.52 feet to a rebar monument;

Thence continuing South 55°03'27" West along said parallel line 582.19 feet to a point on a line parallel with and 609.84 feet perpendicular westerly from said easterly line of the Northwest Quarter;

Thence South 0°24' 35" West along said parallel line 500.00 feet to a rebar monument set on said northerly right-of-way line;

Thence North 55°03'27" East along said northerly right-of-way line 747.71 feet to the said Point of Beginning.

EXHIBIT C

(Form of Bond)

This bond is non-transferable, except to a successor Administrative Agent under the Credit Agreement referred to herein.

AVISTA CORPORATION

First Mortgage Bond,

Collateral Series 2023A

REGISTERED	REGISTERED

NO. _________________	$_______________

AVISTA CORPORATION, a corporation of the State of Washington (hereinafter called the "Company"), for value received, hereby promises to pay to

, as Administrative Agent under the Credit Agreement hereinafter refe1Ted to, or registered assigns, on June 8, 2028 (or such later date to which such stated maturity date shall have been extended as provided below, the "Stated Maturity Date")

FIVE HUNDRED MILLION DOLLARS

and to pay the registered owner hereof interest thereon from June 8, 2023 in arrears on March 31, June 30, September 30 and December 31 of each year, commencing June 30, 2023 (each such date being hereinafter called an "Interest Payment Date"), and at Maturity (as hereinafter defined), at the rate of twelve per centum (12%) per annum computed as provided in the Sixty-eighth Supplemental Indenture hereinafter referred to, until the Company's obligation with respect to the payment of such principal shall have been discharged, all in accordance with, and subject to, the provisions hereinafter set forth.

Dated:	AVISTA CORPORATION
By:
Name:
Title:

ATTEST:
Name:
Title:

TRUSTEE'S CERTIFICATE

This bond is one of the bonds, of the series herein designated, described or provided for in the within-mentioned Mortgage.

CITIBANK, N.A.

Trustee

By
Authorized Signatory

The principal of and premium, if any, and interest on this bond payable at Maturity shall be payable upon presentation hereof at the office or agency of the Company in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts. The interest on this bond (other than interest payable at Maturity) shall be paid directly to the registered owner hereof. As used herein, the term "Maturity" shall mean the date on which the principal of this bond becomes due and payable, whether at stated maturity, upon redemption or acceleration, or otherwise.

This bond is one of an issue of bonds of the Company issuable in series and is one of a series known as its First Mortgage Bonds , Collateral Series 2023A, all bonds of all such series being issued and issuable under and equally secured (except insofar as any sinking or other fund, established in accordance with the provisions of the Mortgage hereinafter mentioned, may afford additional security for the bonds of any particular series) by a Mortgage and Deed of Trust, dated as of June 1, 1939 (the "Original Mortgage"), executed by the Company (formerly known as The Washington Water Power Company) to City Bank Farmers Trust Company and Ralph E. Morton, as Trustees (Citibank, N.A., successor Trustee to both said Trustees). The Original Mortgage has been amended and supplemented by various supplemental indentures, including the Sixty-eighth Supplemental Indenture, dated as of June 1, 2023 (the "Sixty-eighth Supplemental Indenture"), and, as so amended and supplemented, is herein called the "Mortgage." Reference is made to the Mortgage for a description of the property mortgaged and pledged, the nature and extent of the security, the rights of the holders of the bonds and of the Trustee in respect thereof, the duties and immunities of the Trustee, the te1ms and conditions upon which the bonds are and are to be secured and the circumstances under which additional bonds may be issued. If there shall be a conflict between the terms of this bond and the provisions of the Mortgage, the provisions of the Mortgage shall control to the extent permitted by law. The holder of this bond, by its acceptance hereof, shall be deemed to have consented and agreed to all of the terms and provisions of the Mortgage.

The Mortgage may be modified or altered by affirmative vote of the holders of at least 60% in principal amount of the bonds outstanding under the Mortgage, considered as one class, or, if the rights of one or more, but less than all, series of bonds then outstanding are to be affected, then such modification or alteration may be effected with the affirmative vote only of 60% in principal amount of the bonds outstanding of the series so to be affected, considered as one class, and, furthermore, for limited purposes, the Mortgage may be modified or altered without any consent or other action of holders of any series of bonds. No modification or alteration shall, however, permit an extension of the Maturity of the principal of, or interest on, this bond or a reduction in such principal or the rate of interest hereon or any other modification in the terms of payment of such principal or interest or the creation of any lien equal or prior to the lien of the Mortgage or deprive the holder of a lien on the mortgaged and pledged property without the consent of the holder hereof.

The bonds of this series are not redeemable, in whole or in part, at the option of the Company.

The bonds of this series have been issued and delivered to MUFG Bank, Ltd. (as successor by appointment to MUFG Union Bank, N.A.), as Administrative Agent under the Credit Agreement (as such terms are defined in the Sixty-eighth Supplemental Indenture) in order to provide the benefit of the lien of the Mortgage as security for the obligation of the Company under the Credit Agreement to pay the Obligations (as so defined), to the extent and subject to the limitations set forth below. Subject to the terms and conditions specified in the Sixty-eighth Supplemental Indenture, the Stated Maturity Date shall be automatically extended upon the extension of the Expiration Date (as such term is defined in the Sixty-eighth Supplemental Indenture) pursuant to any provision of the Credit Agreement, but in no event beyond December 31, 2050.

Upon the earliest of (A) the occurrence of an Event of Default (as defined in the Sixty-eighth Supplemental Indenture) under the Credit Agreement, other than an Event of Default referred to in clause (B) below, and further upon the condition that, in accordance with the terms of the Credit Agreement, (1) the Commitments (as so defined) shall have been or shall have terminated and any Loans (as so defined) shall have been declared to be or shall have otherwise become due and payable immediately, (2) the Administrative Agent shall have demanded that the Company provide cash collateral in the amount of the total LC Exposure (as so defined), if any, and (3) the Administrative Agent shall have delivered to the Company a notice demanding redemption of the bonds of this series which notice states that it is being delivered pursuant to Article VII of the Credit Agreement, (B) the occurrence of an Event of Default under paragraph (g) or (h) of Article VII of the Credit Agreement, and (C) the Stated Maturity Date, then all bonds of this series shall be redeemed or paid immediately at the principal amount thereof plus accrued interest to the date of redemption or payment.

The obligation of the Company to pay the accrued interest on bonds of this series on any Interest Payment Date prior to Maturity (a) shall be deemed to have been satisfied and discharged in full in the event that all amounts then due in respect of the Obligations shall have been paid or (b) shall be deemed to remain unsatisfied in an amount equal to the aggregate amount then due in respect of the Obligations and remaining unpaid (not in excess, however, of the amount otherwise then due in respect of interest on the bonds of this series).

The obligation of the Company to pay the principal of and accrued interest on bonds of this series at or after Maturity (x) shall be deemed to have been satisfied and discharged in full in the event that (1) all amounts then due in respect of the Obligations shall have been paid and (2) no Letter of Credit (as defined in the Sixty-eighth Supplemental Indenture) shall remain outstanding (or all outstanding Letters of Credit shall have been cash collateralized in full pursuant to the terms of the Credit Agreement) or (y) shall be deemed to remain unsatisfied in an amount equal to the sum of (1) the aggregate amount then due in respect of the Obligations and remaining unpaid plus (2) the aggregate stated amount of all outstanding Letters of Credit to the extent that such Letters of Credit have not been cash collateralized pursuant to the terms of the Credit Agreement (not in excess, however, of the amount otherwise then due in respect of principal of and accrued interest on the bonds of this series).

Anything in this bond to the contrary notwithstanding, if, at the time of the Maturity of the bonds of this series, the stated aggregate principal amount of such bonds then outstanding shall exceed the aggregate amount of the Commitments (provided that the aggregate amount of the Commitments shall be determined without regard to any termination of the Commitments at such time or pursuant to Section 2.10(a) or Article VII of the Credit Agreement), the aggregate principal amount of such bonds shall be deemed to have been reduced by the amount of such excess.

The principal hereof, together with all accrued and unpaid interest hereon, may be declared or may become due prior to the Stated Maturity Date on the conditions, in the manner and at the time set forth in the Mortgage, upon the occurrence of a Completed Default as in the Mortgage provided.

As provided in the Mortgage and subject to certain limitations therein set forth, this bond or any portion of the principal amount hereof will be deemed to have been paid if there has been irrevocably deposited with the Trustee moneys or direct obligations of or obligations guaranteed by the United States of America, the principal of and interest on which when due, and without regard to any reinvestment thereof, will provide moneys which, together with moneys so deposited, will be sufficient to pay when due the principal of and premium, if any, and interest on this bond when due.

The Mortgage contains terms, provisions and conditions relating to the consolidation or merger of the Company with or into, and the conveyance or other transfer, or lease, of assets to, another corporation and to the assumption by such other corporation, in certain circumstances, of all of the obligations of the Company under the Mortgage and on the bonds secured thereby.

This bond is non-transferable except as required to effect transfer to any successor administrative agent under the Credit Agreement, any such transfer to be made at the office or agency of the Company in the Borough of Manhattan, The City of New York, upon surrender and cancellation of this bond, together with a written instrument of transfer whenever required by the Company duly executed by the registered owner or by its duly authorized attorney, and, thereupon, a new fully registered bond of the same series for a like principal amount will be issued to the transferee in exchange herefor as provided in the Mortgage. The Company and the Trustee may deem and treat the person in whose name this bond is registered as the absolute owner hereof for the purpose of receiving payment and for all other purposes.

In the manner prescribed in the Mortgage, any bonds of this series, upon surrender thereof for cancellation at the office or agency of the Company in the Borough of Manhattan, The City of New York, are exchangeable for a like aggregate principal amount of bonds of the same series of other authorized denominations.

No recourse shall be had for the payment of the principal of or interest on this bond against any incorporator or any past, present or future subscriber to the capital stock, stockholder, officer or director of the Company or of any predecessor or successor corporation, as such, either directly or through the Company or any predecessor or successor corporation, under any rule of law, statute or constitution or by the enforcement of any assessment or otherwise, all such liability of incorporators, subscribers, stockholders, officers and directors being released by the holder or owner hereof by the acceptance of this bond and being likewise waived and released by the terms of the Mortgage.

This bond shall not become obligatory until Citibank, N.A., the Trustee under the Mortgage, or its successor thereunder, shall have signed the form of certificate endorsed hereon.

ASSIGNMENT FORM

FOR VALUE RECEIVED the undersigned hereby sells, assigns and transfers unto

[please insert social security or other identifying number of assignee]

[please print or typewrite name and address of assignee]

the within bond of AVISTA CORPORATION and does hereby irrevocably constitute and appoint , Attorney, to transfer said bond on the books of the within-mentioned Company, with full power of substitution in the premises.

Dated:- - - - - - -

[signature of assignor]

Notice: The signature to this assignment must correspond with the name as written upon the face of the bond in every particular without alteration or enlargement or any change whatsoever.

C-3

EXHIBIT D

FILING AND RECORDING OF

SIXTY-SIXTH SUPPLEMENTAL INDENTURE

FILING IN STATE OFFICES
State	Office of		Date		Financing Statement Document Number
Washington	Secretary of State		5/26/22		2022-146-1057-4
Idaho	Secretary of State		5/13/22		20220835996
Montana	Secretary of State		4/19/22		20220266531
Oregon	Secretary of State		4/25/2022		93166502

RECORDING IN COUNTY OFFICES
County Washington	Office of	Real Estate Mortgage Records				Financing Statement Document Number
		Date	Document Number	Book	Page

Adams	Auditor	5/11/22	331460	N/A	N/A	N/A
Asotin	Auditor	4/25/22	376926	N/A	N/A	N/A
Benton	Auditor	4/26/22	2022-013996	N/A	N/A	N/A
Douglas	Auditor	4/26/22	3254694	N/A	N/A	N/A
Ferry	Auditor	4/25/22	0297703	N/A	N/A	N/A
Franklin	Auditor	4/26/22	1959914	N/A	N/A	N/A
Garfield	Auditor	4/25/22	20220177	N/A	N/A	N/A
Grant	Auditor	5/5/22	1471330	N/A	N/A	N/A
Klickitat	Auditor	1/10/22	1152465	N/A	N/A	N/A
Lewis	Auditor	4/25/22	3575436	N/A	N/A	N/A
Lincoln	Auditor	4/25/22	2022-0492001	N/A	N/A	N/A
Pend Oreille	Auditor	4/26/22	20220348774	N/A	N/A	N/A
Skamania	Auditor	4/25/22	2022-000851	`	N/A	N/A
Spokane	Auditor	4/25/22	7201550	N/A	N/A	N/A
Stevens	Auditor	4/25/22	2022-0003598	N/A	N/A	N/A
Thurston	Auditor	5/17/22	4931941	N/A	N/A	N/A
Whitman	Auditor	4/25/22	773587	N/A	N/A	N/A

Idaho
Benewah	Recorder	4/25/22	295178	N/A	N/A	N/A
Bonner	Recorder	5/3/22	1004791	N/A	N/A	N/A
Boundary	Recorder	4/25/22	291108	N/A	N/A	N/A
Clearwater	Recorder	5/9/22	243378	N/A	N/A	N/A
Idaho	Recorder	5/2/22	535875	N/A	N/A	N/A
Kootenai	Recorder	5/2/22	2898619000	N/A	N/A	N/A
Latah	Recorder	5/12/22	623231	N/A	N/A	N/A

RECORDING IN COUNTY OFFICES
County Idaho (cont.)	Office of	Real Estate Mortgage Records				Financing Statement Document Number
		Date	Document Number	Book	Page

Lewis	Recorder	4/25/22	150602	N/A	N/A	N/A
Nez Perce	Recorder	5/2/22	899656	N/A	N/A	N/A
Shoshone	Recorder	5/4/22	513553	N/A	N/A	N/A

Montana
Big Horn	Clerk & Recorder	4/25/22	364868	175	444-486	N/A
Broadwater	Clerk & Recorder	4/26/22	193398	240	19	N/A
Golden Valley	Clerk & Recorder	4/25/22	84796	M	21796	N/A
Meagher	Clerk & Recorder	4/26/22	148363	N/A	N/A	N/A
Mineral	Clerk & Recorder	4/25/22	125771
Rosebud	Clerk & Recorder	4/28/22	0126172	166	860-902	N/A
Sanders	Clerk & Recorder	4/25/22	325715			N/A
Stillwater	Clerk & Recorder	4/25/22	386573	N/A	N/A	N/A
Treasure	Clerk & Recorder	4/25/22	2022-0071	24	912	N/A
Wheatland	Clerk & Recorder	4/25/22	112416	M	33207-33249	N/A
Yellowstone	Clerk & Recorder	4/26/22	4015159	N/A	N/A	N/A

Oregon
Douglas	Recorder	5/13/22	2022-008644	N/A	N/A	N/A
Jackson	Recorder	4/28/22	2022-013988	N/A	N/A	N/A
Josephine	Recorder	5/31/22	2022-007340	N/A	N/A	N/A
Klamath	Recorder	4/25/22	2022-005225	N/A	N/A	N/A
Morrow	Recorder	4/25/22	2022-51075	N/A	N/A	N/A
Union	Recorder	4/25/22	20221343	N/A	N/A	N/A
Wallowa	Recorder	4/25/22	00086193	N/A	N/A	N/A